EXHIBIT 5.1

July 15, 2009

TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484

Re:	Post Effective Amendment No. 1 to Registration Statement on Form S-8 Relating to the 2008 Equity Incentive Plan (the “Plan”) of TranSwitch Corporation (the “Company”)

Ladies and Gentlemen:

Reference is made to the above-captioned Post Effective Amendment No. 1 to the Registration Statement on Form S-8, originally filed by the Company on May 22, 2008 (File No. 333-151113) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (the “Securities Act”), and such Amendment was filed by the Company with the SEC on or about July 15, 2009 (the “Amendment”), relating to the registration of an additional 10,570,000 shares of common stock, $.001 par value per share, of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, are familiar with, and have relied as to factual matters solely upon copies of the Plan, the Amended and Restated Certificate of Incorporation, as amended, the Second Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and certain resolutions of the Board of Directors of the Company (collectively, the “Documents”).

Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Amendment and further consent to the use of our name wherever appearing in the Amendment and any subsequent amendments. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

Brown Rudnick LLP